Exhibit 99

Release	March 28, 2016	Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167
Contact	Sara Miller (314) 694-5824

MONSANTO COMPANY ADDS MITCH BARNS TO BOARD OF DIRECTORS

ST. LOUIS (March 28, 2016) - Monsanto Company (NYSE: MON) announced today the appointment of Mitch Barns to the company’s board of directors. Barns is chief executive officer of Nielsen Holdings plc, a global data and measurement company, and has served in that role since January 2014. Since joining Nielsen in 1997, Barns has lived and worked on three continents and has held leadership roles across all major parts of Nielsen’s business. He served as Nielsen’s president of global client service from 2013 to 2014 and was president of Nielsen’s U.S. media business from 2011 to 2013. He also served as president of Nielsen’s Greater China business from 2008 to 2011.
He began his career at Procter & Gamble where he spent 12 years in marketing research and brand management.
“On behalf of Monsanto, I am pleased to welcome Mitch Barns as an independent director to our board,” said Hugh Grant, Monsanto’s chairman of the board and chief executive officer. “His experience with one of the world’s leading data analytics companies will enable him to bring valuable perspective to our board on matters related to operating in a complex and global environment, including how we continue to effectively leverage data and insights to deliver a broad range of integrated solutions to help meet the needs of our customers.”
Barns’ appointment is effective immediately, and he will stand for election to the board at the 2017 annual meeting of shareowners. He will serve on the science and technology committee and the sustainability and corporate responsibility committee.
Barns holds a bachelor of science degree in business administration from Miami University and completed the Stanford Executive Program at the Stanford Graduate School of Business.
The addition of Barns to Monsanto’s board brings the number of directors to 14, with 13 independent directors. Additional information on Monsanto’s board of directors can be accessed at http://www.monsanto.com/whoweare/Pages/board-of-directors.aspx. For more information on Monsanto’s board committees, visit http://www.monsanto.com/whoweare/Pages/corporate-governance.aspx.
About Monsanto
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.